EXHIBIT 10.1

FORM OF RETENTION AGREEMENT (this “Agreement”) dated as of May 3, 2009, between The Pepsi Bottling Group, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”).

        WHEREAS the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company;

WHEREAS the Compensation and Management Development Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its shareholders to assure that the Company and its subsidiaries will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and

WHEREAS the Committee believes that it is imperative to diminish the distraction of the Executive by virtue of the uncertainties and risks created by the circumstances surrounding a Change in Control and to ensure the Executive’s full attention to the Company and its subsidiaries during such a period of uncertainty;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)  “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that “Affiliate”, with respect to the Company and its Subsidiaries, shall not include, prior to the Change in Control Date, PepsiCo, Inc. or any of its Subsidiaries (other than the Company and its Subsidiaries).

(b)  “Annual Base Salary” means the Executive’s annual rate of base salary in effect immediately prior to the Termination Date (without regard to any reduction in annual base salary after the Change in Control Date that would give rise to Good Reason).

(c)  “Annual Bonus” means the amount of the Executive’s target bonus under the Company’s annual incentive plan for the Fiscal Year in which the Termination Date occurs (without regard to any reduction in target bonus after the Change in Control Date that would give rise to Good Reason).

(d)  “Cause” means the occurrence of any one of the following:

(i)  the Executive’s continued and willful failure, for at least 14 days following written notice from the Company, to perform substantially the Executive’s employment duties (other than any failure to perform any employment duties that would give rise to Good Reason), except as a result of incapacity due to physical or mental illness or after delivery by the Executive of a Notice of Termination for Good Reason;

(ii)  the Executive’s gross negligence or willful misconduct in the performance of the Executive’s employment duties that results in material harm to the Company;

(iii)  the Executive’s conviction of, or plea of guilty or nolo contendere to, any felony;

(iv)  the Executive’s commission of an act of deceit or fraud in connection with the performance of the Executive’s employment duties intended to result in personal and unauthorized enrichment of the Executive at the Company’s expense; or

(v)  the Executive’s material breach of a material obligation of the Executive to the Company which, if correctable, remains uncorrected for 30 days following written notice of such breach by the Company to the Executive.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

(e)  “Change in Control” means the occurrence of any of the following events:

(i)  any individual, corporation, partnership, group, association or other entity (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the outstanding Company Voting Securities; provided, however, that for purposes of this subparagraph (i), the following acquisitions shall not constitute a Change in Control:  (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (D) any acquisition pursuant to a Reorganization (as defined below) that does not constitute a Change in Control;

(ii)  during any consecutive two-year period, persons who constitute the Board at the beginning of such period cease at any time to constitute at least a majority of the Board (provided that any new Board member who was approved by a majority of directors who began the two-year period shall be considered a director who began the two-year period, but excluding, for purposes of this proviso, any such individual whose assumption of office after the beginning of such period occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or the Company); or

(iii)  the consummation of (A) a merger or similar form of corporate transaction (including as a part of a series of other transactions) involving (x) the Company or (y) if Company Voting Securities are issued or are issuable, any of its Subsidiaries or (B) a sale, exchange or other disposition of all or substantially all the assets of the Company (any such event, a “Reorganization”), unless, immediately following such Reorganization, all or substantially all the shareholders owning (directly or indirectly) Company Voting Securities outstanding immediately prior to the Reorganization beneficially own, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of the Reorganization as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization other than the Company or a Subsidiary).

(f)  “Change in Control Date” means the date on which a Change in Control occurs (if any).

(g)  “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(h)  “Company Voting Securities” means common stock or other securities of the Company ordinarily having the right to vote at elections of directors.

(i)  “Disability” means the Executive’s absence for a period of 180 consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury which is determined to be total and permanent by a physician mutually acceptable to the Company and the Executive or the Executive’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Executive; provided, however, that if an amount payable pursuant to this Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) and payment of such amount is intended to be triggered pursuant to Section 409A(a)(2)(A)(ii) of the Code by the Executive’s disability, such term shall mean that the Executive is considered “disabled” within the meaning of Section 409A of the Code; provided further that Executive shall make himself available for such examination upon the reasonable request of the Company, and the Company shall be responsible for the cost of such examination.

(j)  “Equity Incentive Plan” means any of the Company’s or any of its Affiliates’ equity-based or equity-related plans, practices, policies or programs, including the 2004 Long-Term Incentive Plan, 2002 Long-Term Incentive Plan, 2000 Long-Term Incentive Plan, 1999 Long-Term Incentive Plan, and Stock Incentive Plan, or any award agreements thereunder.

(k)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

(l)  “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.

(m)  “Fiscal Year” means a fiscal year of the Company.

(n)  “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)  any material reduction in the authority, duties, titles or responsibilities held by the Executive immediately prior to the Change in Control Date or any assignment to the Executive of duties or responsibilities that are materially inconsistent with the Executive’s status, offices, titles and reporting relationships as in effect immediately prior to the Change in Control Date;

(ii)  (A) any reduction in the Executive’s annual base salary (other than a reduction that (x) is generally applicable on the same basis to all similarly situated senior executives of the Company and (y) does not result, when aggregated with any previous reductions in annual base salary, in an annual base salary that is less than 90% of the Executive’s annual base salary as in effect immediately prior to the Change in Control Date), (B) any material reduction in the Executive's target annual bonus, other than a reduction that is generally applicable on the same basis to all similarly situated senior executives of the Company, and (C) any material reduction in the Executive's employee benefits in the aggregate (without regard to annual bonuses);

(iii)  any change of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment immediately prior to the Change in Control Date;

(iv)  any failure of the Company to pay the Executive any compensation when due, other than an inadvertent and isolated failure not occurring in bad faith that is remedied within ten days after receipt of notice thereof given by the Executive;

(v)  delivery by the Company or any Subsidiary of a written notice to the Executive relating to the termination of the Executive’s employment for any reason, other than Cause or Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Protection Period; or

(vi)  any failure by the Company to comply with and satisfy the requirements of Section 11(c).

(o)  “Payment” means any payment, right, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.

(p)  “Protection Period” means the period commencing on the Change in Control Date and ending on the second anniversary thereof.

(q)  “Qualifying Termination” means any termination of the Executive’s employment (i) by the Company, other than for Cause, death or Disability, that is effective (or with respect to which the Executive is given written notice) during the Protection Period or (ii) by the Executive for Good Reason that is effective (or relates to circumstances constituting Good Reason that arose) during the Protection Period.

(r)  “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

(s)  “Termination Date” means the date (if any) on which the termination of the Executive’s employment, in accordance with the terms of this Agreement, is effective.

SECTION 2.  Effectiveness and Term.  This Agreement shall become effective as of the date hereof (the “Effective Date”).  This Agreement shall remain in effect until the second anniversary of the Effective Date, except that, beginning on the first anniversary of the Effective Date and on each anniversary thereafter (i.e., one year prior to the scheduled expiration of the term hereof), the term of this Agreement shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party with 60 days’ prior written notice before the applicable anniversary that the term of this Agreement shall not be so extended.  Notwithstanding the foregoing, in the event of a Change in Control during the term of this Agreement (whether the original term or the term as extended), this Agreement shall not thereafter terminate, and the term hereof shall be extended, until the Company and its Subsidiaries have performed all their obligations hereunder with no future performance being possible; provided, however, that this Agreement shall only be effective with respect to the first Change in Control that occurs during the term of this Agreement.

SECTION 3.  Impact of a Change in Control on Equity Compensation Awards.  Effective as of any Change in Control Date during the term of this Agreement, notwithstanding any provision to the contrary in any of the Company’s Equity Incentive Plans, (A) all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria (including restricted stock units granted pursuant to any Strategic Leadership Awards (if any)) shall be deemed to have been earned at the target performance level, provided that any service-based vesting requirements applicable to such awards shall remain in effect and shall only lapse, subject to Section 4, in accordance with the terms of the applicable award as in effect on the Change in Control Date and (B) in the event that any outstanding stock options, stock appreciation rights, restricted shares, restricted stock units or similar awards then held by the Executive that are then unexercisable or unvested are not assumed, rolled-over, exchanged or otherwise continued in connection with the Change in Control on a basis equivalent to that immediately prior to the Change in Control Date, such rights and awards shall automatically and immediately be fully vested, exercisable or settled, as applicable; provided that, in the event that any such award constitutes “deferred compensation” (within the meaning of Section 409A) and the exercise, payment or settlement of such award pursuant to this Section 3 would result in the imposition of additional taxes or penalties under Section 409A, such award shall automatically and immediately cease to be forfeitable but shall not be exercisable, payable or settleable, as the case may be, until the earliest date on which such award would otherwise by exercisable, payable or settleable in accordance with its terms and without the imposition of such additional taxes or penalties, all as reasonably determined in good faith by the Company.

SECTION 4.  Termination of Employment.  (a)  Qualifying Termination.  In the event of a Qualifying Termination:

    (i)  Severance Pay.  The Company shall pay the Executive an amount equal to two (the “Multiple”) times the sum of (A) the Executive’s Annual Base Salary and (B) the Executive’s Annual Bonus, in a single lump-sum cash payment payable within ten days after the date the release described in Section 4(a)(viii) becomes effective and irrevocable (the “Release Effective Date”); provided, however, that such amount is paid in lieu of, and the Executive hereby waives the right to receive, any other cash severance payment relating to salary or bonus continuation the Executive is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary or under any agreement between the Company and the Executive.

    (ii)  Prorated Annual Bonus.  With respect to the annual bonus for which the Executive was eligible under the Company’s annual incentive plan for the Fiscal Year in which the Termination Date occurs, the Company shall pay to the Executive an amount equal to the product of (A) the Executive’s Annual Bonus and (B) a fraction, the numerator of which is the number of days elapsed in the Fiscal Year in which the Termination Date occurs through the Termination Date, and the denominator of which is 365, in a single lump-sum cash payment within ten business days after the Release Effective Date.

    (iii)  Continued Welfare Benefits.  During the 24-month period following the Termination Date, the Company shall permit the Executive to purchase continued medical, dental and vision coverage for the Executive and the Executive’s eligible spouse and dependents (if any) under the Company’s insurance plans pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA").  The Company shall reimburse the Executive for the Executive’s purchase of such continued coverage at the rate of  160% of the Executive's cost of such continued coverage; provided, however that, in the event that the release described under Section 4(a)(viii) does not become effective prior to the 45th day after the Termination Date, the Company shall cease to have any obligation to provide any such reimbursements; and provided, further, however, that any continued coverage pursuant to this Section 4(a)(iii) shall cease upon the Executive’s becoming eligible for comparable coverage from a subsequent employer.  Any period of continued coverage pursuant to this Section 4(a)(iii) shall be recognized for purposes of satisfying the Company’s obligations under COBRA.

    (iv)  Equity Compensation Awards.  Notwithstanding any provision to the contrary in any Equity Incentive Plan, upon the Termination Date, all outstanding equity-based, equity-related and other long-term incentive awards (including restricted stock units granted pursuant to the Strategic Leadership Awards (if any)) then held by the Executive that were granted prior to the Change in Control Date and are then unexercisable or  unvested shall automatically and immediately become fully vested, exercisable or settled, as applicable; provided that, in the event that any such award constitutes “deferred compensation” (within the meaning of Section 409A) and the exercise, payment or settlement of such award pursuant to this Section 4(a)(iv) would result in the imposition of additional taxes or penalties under Section 409A, such award shall automatically and immediately cease to be forfeitable but shall not be exercisable, payable or settleable, as the case may be, until the earliest date on which such award would otherwise by exercisable, payable or settleable in accordance with its terms and without the imposition of such additional taxes or penalties, all as reasonably determined in good faith by the Company.

    (v)  Outplacement Counseling.  During the number of years following the Termination Date equal to 50% of the Multiple, the Executive shall be entitled to reimbursement from the Company, upon the Executive’s presentation to the Company of a written invoice from the applicable vendor requesting payment, for the cost of executive level outplacement services offered by a vendor selected by the Executive; provided that the amount of such reimbursements shall not exceed $50,000 per year.

    (vi)  Early Retirement Benefits.  In the event that, as of the Termination Date, the Executive has (A) been credited with 10 years of service under the Company’s Salaried Employees Retirement Plan and (B) attained an age of at least 50 but less than 55, the Executive shall be eligible to receive the Special Early Retirement Benefits set forth on Exhibit A hereto. In the event that, as of the Termination Date, the Executive has (A) been credited with 10 years of service under the Company’s Salaried Employees Retirement Plan and (B) attained an age of at least 55, the Executive shall be eligible to receive early retirement benefits as provided for under the terms of the Company’s benefit plans.

    (vii)  Accrued Rights.  The Executive shall be entitled to (A) payments of any unpaid annual base salary or other amount earned or accrued through the Termination Date and for reimbursement of any unreimbursed business expenses incurred through the Termination Date, (B) the Executive’s annual bonus (determined in accordance with the applicable Company bonus plan) for the year immediately prior to the year in which the Termination Date occurs in the event that the annual bonus for such prior year has not been paid to the Executive by the Termination Date, (C) any payments or benefits explicitly set forth in any other agreements, benefit plans, practices, policies and programs (including the Company’s vacation policies) in which the Executive participates and (D) any other rights the Executive may have to welfare or fringe benefits (other than severance benefits) under any other agreement or arrangement between the Executive and the Company or any Subsidiary (the rights to such payments, the “Accrued Rights”).  For the avoidance of doubt, the Executive shall not be permitted to defer or contribute any amounts under the PBG Executive Income Deferral Program (the “EID Plan”) after the Termination Date; provided that the Executive’s account balances under the EID Plan shall be paid to the Executive in accordance with the terms thereunder.

    (viii)  Release of Claims.  Notwithstanding any provision of this Agreement to the contrary, the Company shall not be obligated to make any payments described in Section 4(a)(i) or (ii), unless, on or before the 45th day after the Termination Date, the Executive has executed and delivered a Separation Agreement and Release in the form of Exhibit B hereto and such release has become effective and irrevocable in accordance with its terms prior to such 45th day.

(b)  Non-Qualifying Termination.  In the event of any termination of Executive’s employment other than a Qualifying Termination (including a termination of employment as a result of death or Disability), the Executive (and, in the case of the Executive’s death, the Executive’s estate) shall not be entitled to any additional payments or benefits from the Company under Section 4(a), other than the Accrued Rights.  For the avoidance of doubt, in the event of any termination of the Executive’s employment other than a Qualifying Termination, the treatment of outstanding equity-based, equity-related and other long-term incentive awards (including restricted stock units granted pursuant to the Strategic Leadership Awards (if any)) then held by the Executive will be determined in accordance with the terms of the applicable Equity Incentive Plan.

(c)  Termination Procedures.  The following procedures shall be applicable to any termination of the Executive’s employment during the Protection Period:

(i)  Termination for Cause.  The Company shall provide prompt written notice to the Executive of the facts that the Company believes in good faith give rise to Cause.  The termination of the Executive’s employment for Cause shall not be effective unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after the Executive is given a reasonable opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct that constitutes Cause and specifying the particulars thereof in detail.  Any termination for Cause shall be effective as of the date designated in such Board resolution.

(ii)  Termination for Good Reason.  The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”), not later than 90 days following the occurrence of the circumstance that constitutes Good Reason, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relied.  The Company shall be entitled, during the 30-day period following receipt of a Notice of Termination for Good Reason, to remedy the circumstances that gave rise to Good Reason, provided that the Company shall be entitled to waive its right to remedy or reduce the remedy period by delivery of written notice to that effect to the Executive (such 30-day or shorter period, the “Remedy Period”).  If, during the Remedy Period, such circumstance is remedied, the Executive shall not be entitled to terminate employment for Good Reason as a result of such circumstance.  The Company’s remedy of any circumstance otherwise constituting Good Reason shall not impair the Executive’s right to terminate employment for Good Reason for any other circumstance constituting Good Reason.  If, at the end of the Remedy Period, the circumstance that constitutes Good Reason has not been remedied, the Executive shall be entitled to terminate employment for Good Reason during the 90-day period that follows the end of the Remedy Period.  If the Executive does not terminate employment during such 90-day period, the Executive shall not be permitted to terminate employment for Good Reason as a result of such event.

(iii)  Termination without Cause; Termination without Good Reason.  The Executive’s employment with the Company may be terminated by the Executive without Good Reason or by the Company without Cause at any time and for any reason; provided, however, that the Executive shall be required to give the Company at least 21 days’ advance written notice of any such termination by the Executive and the Company shall be required to give to the Executive at least 21 days’ advance written notice of any such termination.

(iv)  Death; Disability.  The Executive’s termination of employment as a result of the Executive’s death shall be effective upon Executive’s death.  The Executive’s termination of employment due to Disability shall be effective on the date that a final determination of Disability has been made.

SECTION 5. Parachute Payments.  In the event that the aggregate amount of any Payments that could be considered “parachute payments” (as defined in Section 280G of the Code) (such payments, the “Parachute Payments”) exceeds the greatest amount of Parachute Payments that may be paid, provided or delivered to the Executive without giving rise to any liability for the Excise Tax, then the aggregate amount of Parachute Payments to which the Executive is entitled shall be reduced to an amount equal to the amount which produces the greatest after-tax benefit to the Executive after taking into account any Excise Tax to be payable by the Executive.  For the avoidance of doubt, this provision will reduce the amount of Parachute Payments otherwise payable to the Executive, if doing so would place the Executive in a better net after-tax economic position as compared with not doing so (taking into account the Excise Tax payable in respect of such Parachute Payments).  The Company shall reduce or eliminate the Parachute Payments by first reducing or eliminating the portion of the Parachute Payments that are payable in cash and then by reducing or eliminating the non-cash portion of the Parachute Payments, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future.  This Section 5 shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any Payment.  All determinations to be made under this Section 5 shall be made, at the Company’s expense, by a nationally recognized certified public accounting firm selected by the Company (other than any such firm that serves as the Company’s auditor or otherwise has a material recurring business relationship with the Company), and written copies thereof shall be promptly delivered to the Executive.  For the avoidance of doubt, this Section 5 shall not be applicable to the extent that the Executive is not subject to the Excise Tax by virtue of the Executive’s tax residence.

SECTION 6.  Indemnification and Insurance.  Commencing upon the Change in Control Date and for so long thereafter as the Executive could be subject to liability, the Company shall keep in place an officers’ and directors’ liability insurance policy (or policies) providing comprehensive coverage to the Executive for claims relating to the Executive’s service as director, officer or employee of the Company or its Affiliates, at a level that is no less favorable to the Executive (e.g., with respect to scope, amounts and deductibles) than the level in effect with respect to the Executive at the Change in Control Date or, if more favorable to the Executive, the level provided to then-current directors and officers of the Company and its Affiliates.  The Company shall indemnify the Executive to the fullest extent permitted by the Company’s Amended and Restated Certificate of Incorporation, any officer indemnification agreement between the Executive and the Company and the general laws of the State of Delaware and shall provide indemnification expenses in advance to the extent permitted thereby.  The indemnification and advance of expenses provided by the Company pursuant to this Agreement shall not be deemed exclusive of any other rights to which the Executive may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company, and such rights shall continue in respect of all events occurring while the Executive was a director of or employed by the Company that continue after the Executive has ceased to be a director of or employed by the Company, and shall inure to the benefit of the estate, heirs, executors and administrators of the Executive.

SECTION 7.  Restrictive Covenants.  (a)  Acknowledgements.  The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates.  The Executive further acknowledges that the Executive has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Company and its Affiliates, and has been and shall be provided with the opportunity to develop relationships with customers, prospective customers, consultants, employees, representatives and other agents of the Company and its Affiliates, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Company and its Affiliates have invested and shall continue to invest substantial time, effort and expense.

    (b)  Non-Competition.  The Executive agrees that while employed by the Company and thereafter until a number of years after the Termination Date equal to the Multiple (such period, the “Restriction Period”), the Executive shall not, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, stockholder, director, advisor, partner, agent, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a beverage business (including a water business) in the United States or Canada (or, if the Executive is serving in the position of “President, PBG Europe” as of the date hereof, in Spain, Greece, Turkey or Russia) that competes with any businesses being conducted or proposed to be conducted by the Company, including the Coca-Cola Company, Dr Pepper Snapple Group, Inc., Cott Corporation and their respective parents, divisions, subsidiaries, affiliates, bottlers, licensees or franchisees (such a beverage business, a “Competitive Enterprise”).  Notwithstanding anything in this Section 7(b), the Executive shall not be considered to be in violation of this Section 7(b) solely by reason of owning, directly or indirectly, any securities of a Competitive Enterprise if (i) the Executive’s interest does not exceed 5% in the aggregate of any class of securities of such Competitive Enterprise and (ii) such securities are listed on a national securities exchange or registered under securities laws of Canada or the United States.

    (c)  Non-Solicitation of Employees.  During the Restriction Period, the Executive hereby agrees not to, directly or indirectly, solicit or hire, or assist any other person or entity in soliciting or hiring, any employee of the Company or any of its Affiliates to perform services for any entity (other than the Company or its Affiliates), or attempt to induce any such employee to leave the employ of the Company or its Affiliates; provided, however, that the restrictions of this Section 7(c) shall not apply to the placement of general advertisements or the use of general search firm services which are not targeted directly or indirectly towards employees of the Company or its Affiliates; provided further that the Executive shall not be considered to have engaged in any conduct prohibited by this Section 7(c) with respect to an employee so long as the Executive shall not have recommended or otherwise identified such employee as a candidate for employment and shall not have otherwise been actively involved in the solicitation or hiring of such employee.

    (d)  Non-Solicitation of Customers.  During the Restriction Period, the Executive hereby agrees not to, in any manner, directly or indirectly, (i) solicit a customer or prospective customer of the Company and its Affiliates to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company and its Affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and its Affiliates and a customer or prospective customer of the Company and its Affiliates.

    (e)  Confidentiality.  During the Executive’s employment with the Company and thereafter, the Executive shall hold in strict confidence any Proprietary or Confidential Information related to the Company and its Affiliates, except that the Executive may disclose such information as required by law, court order, regulation or similar order.  For purposes of this Agreement, the term “Proprietary or Confidential Information” shall mean all information relating to the Company or its Affiliates (such as business plans, trade secrets, or financial information of strategic importance to the Company or its Affiliates) that is not generally known in the beverage industry, that was learned, discovered, developed, conceived, originated or prepared during the Executive’s employment with the Company and the disclosure of which would be harmful to the business prospects, financial status or reputation of the Company or its Affiliates at the time of any disclosure by the Executive.

    (f)  Nondisparagement.  During the Executive’s employment with the Company and for a number of years thereafter equal to the Multiple, the Executive shall not make any comments or statements to the press, employees of the Company or its Affiliates, any individual or entity with whom the Company or its Affiliates has a business relationship or any other person, if such comment or statement is disparaging to the Company, any of its Affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

    (g)  Return of Property.  The Executive agrees that upon the Executive’s termination of employment, the Executive (or, in the event of the Executive’s death, the Executive’s heirs or estate)  at the request of the Company and its Affiliates, shall immediately return to the Company and its Affiliates all original books, papers, plans, information, letters and other data, and shall immediately return or destroy all copies thereof or therefrom, in any way relating to the business of the Company and its Affiliates, and shall promptly thereafter certify to the Company in writing that such actions have been completed.

    (h)  Remedies.  The Executive hereby agrees that it is impossible to measure in money the damages which will accrue to the Company by reason of a failure by the Executive to perform any of the Executive’s obligations under Section 7(b), (c), (d), (e), (f) or (g).  Accordingly, if the Company or any of its Affiliates institutes any action or proceeding to enforce Section 7(b), (c), (d), (e), (f) or (g), to the extent permitted by applicable law, the Executive hereby waives the claim or defense that the Company or its Affiliates has an adequate remedy at law, and the Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

SECTION 8.  No Mitigation or Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.

SECTION 9.  Non-Exclusivity of Rights.  Except as specifically provided in Section 4(a)(i), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or an Affiliate for which the Executive may qualify, nor shall anything in this Agreement or the accompanying Separation Agreement and Release limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or an Affiliate.  Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation, retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or an Affiliate shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

SECTION 10.  Withholding.  The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

SECTION 11.  Assignment.  (a)  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)  Notwithstanding the foregoing Section 11(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.

(c)  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.

SECTION 12.  Dispute Resolution.  (a) Except for any proceeding brought pursuant to Section 7(h), the parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, shall be settled by binding arbitration by a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association.  The arbitration proceedings shall be located in New York, New York.  The arbitrators shall not be empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any damages in excess of compensatory damages.  Judgment upon any arbitration award may be entered into any court having jurisdiction thereof and the parties consent to the jurisdiction of any court of competent jurisdiction located in the State of New York.

        (b)  If the Executive shall prevail with respect to at least one material issue in any arbitration brought by the Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, shall indemnify the Executive for the Executive’s reasonable attorneys’ fees and disbursements incurred in such arbitration and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by the Executive from the earliest date that payment to the Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the Default Rate set forth in Section 13.  In no event shall any reimbursement be made to the Executive for such attorneys’ fees and disbursements that are incurred after the tenth anniversary of the date of the Executive’s death.

                        SECTION 13.  Default in Payment.  Any payment not made within ten business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto (the “Default Rate”).

SECTION 14.  GOVERNING LAW.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

SECTION 15.  Amendment; No Waiver.  No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.

SECTION 16.  Severability.  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 17.  Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.  None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

SECTION 18.  Survival.  The rights and obligations of the parties under the provisions of this Agreement, including Sections 4, 5, 6, 7, 8, 10, 11, 12, 13, 14 and 23, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.

SECTION 19.  Notices.  All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Pepsi Bottling Group, Inc. One Pepsi Way Somers, New York 10589

Attention: Associate General Counsel Fax: (914) 767-7944

If to the Executive:	At the address for the Executive most recently on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

SECTION 20.  Headings and References.  The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement.  When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

SECTION 21.  Counterparts.  This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 22.  Interpretation.  For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

SECTION 23.  Section 409A.  (a)  It is intended that the provisions of this Agreement comply with Section 409A of the Code, and any and any rules or regulations promulgated thereunder from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A (such taxes and penalties, “Section 409A Taxes”).

(b)  Neither the Executive nor any of the Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to the Executive or for the Executive’s benefit under this Agreement may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.

(c)  If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its Affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period.

(d)  If any payment or benefit to be provided under this Agreement is delayed as provided in Section 23(c) (a “Delayed Payment”), then interest at the Default Rate on such Delayed Payment for the period beginning on the date such Delayed Payment would otherwise have been provided in the absence of Section 23(c) and ending on the date of receipt of such Delayed Payment shall also be paid by the Company to the Executive at the time of payment.

(e)  In the event that the Company determines that any provision of this Agreement does not comply with Section 409A and that the Executive may become subject to a Section 409A Tax, the Executive shall cooperate with the Company to execute any amendment to the provisions hereof reasonably necessary to avoid the imposition of such Section 409A Tax, but only to the minimum extent necessary to avoid the application of such Section 409A Tax and only to the extent that the Executive would not, as a result, suffer (i) any reduction in the total present value of the amounts otherwise payable to the Executive, or the benefits otherwise to be provided to the Executive, by the Company or (ii) any material increase in the risk of the Executive not receiving such amounts or benefits.

(f)  Except as specifically permitted by Section 409A, the benefits and reimbursements provided to the Executive under Sections 4(a) and 12(b) and otherwise under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to the Executive in any other calendar year, any such reimbursements shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense was incurred and the right to such benefits and reimbursements shall not be liquidated or exchanged for any other benefit.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

THE PEPSI BOTTLING GROUP, INC.,

by:
Name:
Title:

EXECUTIVE,

by:
Name:
Title:

EXHIBIT A
Special Early Retirement Benefits

This Exhibit A sets forth the Special Early Retirement Benefits that will be provided to the Executive under the Agreement in the event that the Executive incurs a Qualifying Termination during the Protection Period and, as of the Termination Date, satisfies the age and service requirements set forth in Section 4(a)(vi) of the Agreement.  Such benefits shall consist of a (A) Special Early Retirement Lump Sum Benefit, (B) Special Early Retiree Medical Benefit and (C) Special Early Retiree Life Insurance Benefit.  Any such benefit shall be provided in accordance with the terms of the applicable Company benefit plan or arrangement.

Special Early Retirement Lump Sum Benefit

The Executive shall be eligible to receive a special early retirement benefit (“Special Early Retirement Benefit”) based on benefit formulas (without regard to any change thereto after the Change in Control Date that would give rise to Good Reason) under the Salaried Employees Retirement Plan (the “Salaried Plan”) and the Pension Equity Plan (the “PEP” and, together with the Salaried Plan, the “Plans”).  The Special Early Retirement Benefit shall be based on the early retirement benefit formula under each Plan, and shall be calculated using the more favorable early retirement reduction factors and other actuarial factors associated with the early retirement benefit formula (the “Early Retirement Factors”), in each case, without regard to any change thereto after the Change in Control Date that would give rise to Good Reason.

The Special Early Retirement Benefit shall equal (x) the Executive’s benefit under the Plans as of the Termination Date, determined based on the Early Retirement Factors minus (y) the Executive’s deferred vested benefit under the Plans as of the Termination Date, determined based on the standard benefit formula and standard reduction formula thereunder (in each case, without regard to any change thereto after the Change in Control Date that would give rise to Good Reason).

The Special Early Retirement Benefit shall be paid in a single cash lump sum, and shall be paid as soon as practicable by the Company, but no later than the fifteenth day of the third month of the year following the year in which occurs the Termination Date.

Special Early Retiree Medical Benefit

The Executive shall also be entitled to Special Early Retiree Medical Benefit coverage under the Company’s retiree medical program (without regard to any change thereto after the Change in Control Date that would give rise to Good Reason); provided that the Executive’s medical coverage pursuant to Special Early Retiree Medical Benefit coverage shall commence after termination of the Executive’s medical coverage under Section 4(a)(iii) of the Agreement.  The Executive shall be responsible for the retiree’s cost of the Special Early Retiree Medical Benefit coverage, and such costs shall be comparable to the retiree medical costs generally paid by the Company’s retirees.

Special Early Retiree Life Insurance Benefit

The Executive shall also be entitled to Special Early Retiree Life Insurance coverage.  Such coverage shall commence as of the Termination Date.  Under the Special Early Retiree Life Insurance coverage the Executive shall be eligible to receive life insurance coverage up to the basic life insurance coverage provided under the Company’s Basic Life Insurance Program (without regard to any change thereto after the Change in Control Date that would give rise to Good Reason); provided that such coverage shall be subject to 10% annual reductions until age 65 (at which point, the Executive shall be provided with coverage equal to $5000).  The Executive shall be responsible for the retiree’s cost of the special Early Retiree Life Insuarnce coverage, if any, and such costs shall be comparable to the retiree life insurance costs generally paid by the Company’s retirees.

2

EXHIBIT B
SEPARATION AGREEMENT AND RELEASE

    I.                Release.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge The Pepsi Bottling Group, Inc., a Delaware corporation (the “Company”), and its present and former subsidiaries, together with their present and former directors, officers and employees and their respective successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries or successors, predecessors or assigns, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company of its obligations to the Executive (i) under that certain Retention Agreement between the undersigned and the Company, (ii) with respect to payments, rights and benefits under employee benefit plans and arrangements that have vested or accrued as of the Termination Date (as defined in such Retention Agreement) or (iii) with respect to any directors’ and officers’ indemnification or insurance arrangements.  The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.

The undersigned affirms that he/she has not filed, caused to be filed, or presently is a party to any Claim, complaint or action against any Release Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Release Party in any forum by the undersigned or by any agency or group.

The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.

    II.                Protected Rights.  The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law.  The undersigned is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf.  Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.

    III.                Severability.  If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.

    IV.                GOVERNING LAW.  THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

THE PEPSI BOTTLING GROUP, INC.

by:
Name:
Title:

2

EMPLOYEE,

Name:
Date Signed:

3